EXHIBIT  14

                              HYPERCOM CORPORATION

                                 CODE OF ETHICS



Hypercom Corporation is committed to conducting our business consistent with the highest ethical and legal standards. This Code reinforces our commitment to these standards and provides each employee of Hypercom, as well as Hypercom's affiliated and subsidiary companies (collectively, "Hypercom" or the "Company"), with guidance and perspective in understanding business ethics at Hypercom. It is designed to guide and help us identify activities and behaviors that are appropriate in conducting business and those that are not. No code of conduct can hope to spell out the appropriate moral conduct and ethical behavior for every situation we may confront. In the final analysis, we must rely on our own good judgment.

Whenever we find ourselves with a difficult decision to make, we should seek counsel from our colleagues, our supervisors and, most importantly, our own conscience and common sense. Specific interpretation or application of any guidelines or other content of this Code should be made to Douglas J. Reich, the Company's General Counsel (dreich@hypercom.com or 602-504-5055.

YOUR RESPONSIBILITIES

Hypercom believes that ethical behavior is good business. Hypercom employees share certain responsibilities, but individually each is accountable for:

         - Conducting Hypercom's business with integrity and in compliance in all material respects with applicable laws, rules and regulations.

         - Avoiding situations where personal interests are, or appear to be, in conflict with Hypercom's interests, except upon approval of the Board of Directors. All related party transactions between the Company and executive officers or directors of the Company, as described in the Company's SEC filings, or which fall below the threshold for disclosure therein, are deemed to be approved hereunder.

         - Treating customers, suppliers and fellow employees in an honest and fair manner.

         - Safeguarding proper use of Hypercom's proprietary information, assets and resources.

         - Maintaining confidentiality of nonpublic information and not acting on such information for personal gain.

We are sometimes faced with situations where pressure exists to act unethically. However, at Hypercom we depend on each other to conduct our business with honesty and integrity. If you are unsure in any situation, ask yourself these questions:

         -      Is this action legal?

         -        Does it comply with our values?

         - Would you feel comfortable telling someone else about your decision?

Compromises in behavior that lead to violations of our standards may result in disciplinary action, up to and including termination of employment.

Unethical or unlawful behavior hurts Hypercom, our customers, our stockholders and other employees. As an employee, you can play a major role in ensuring ethical and legal compliance by reporting known or suspected wrongdoing within the company. If you discover or suspect an illegal, dishonest or unethical act is being committed or a violation is reported to you, we want you to report it immediately to your supervisor, or our General Counsel, or anonymously to MySafeWorkplace at 1-800-461-9330 or online at www.MySafeWorkplace.com. Non-U.S. employees should utilize the collect call procedure for their location to place the call to MySafeWorkplace in the U.S. at (720) 514-4400, or make an online report at www.MySafeWorkplace.com. Employees will not be disciplined or otherwise retaliated against as a result of reporting such matters and we will seek to keep your involvement confidential.

CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES

All employees have a responsibility to avoid situations and relationships that involve actual or potential conflicts of interest. Generally, a conflict of interest arises whenever an employee's personal interests diverge from his or her responsibilities to Hypercom or from Hypercom's best interests. Put another way, a conflict of interest is created whenever an activity, association or relationship of yours might impair your independent exercise of judgment in the company's best interest.

Examples of situations that could be perceived as conflicts of interest and should be avoided include:

         - Conducting company business with a firm owned, partially owned, or controlled by an employee or an employee's relatives or friends.

         -        Ownership of a financial interest in Hypercom's competitors.
                  Ownership of less than three percent of stock of a publicly traded company that competes or does business with Hypercom is permissible.

         - Working as an employee or a consultant for a competitor, regulatory governmental entity, customer or supplier of Hypercom, or doing any work for a third party that may adversely affect your performance or judgment on the job or diminish your ability to devote the necessary time and attention to your duties.

         - Using company property, materials, supplies, funds or other resources for personal purposes, or appropriating or diverting to others any business opportunity or idea in which Hypercom might have an interest.

         - Taking for yourself any opportunities that you learn of through Hypercom or that rightfully is Hypercom's to pursue.

         - Using corporate property, information, or position for personal gain.

These situations, and others like them, where loyalties to Hypercom could be compromised, must be avoided. Employees who believe they are involved in a potential conflict of interest have a responsibility to discuss it with their supervisor or our General Counsel. Any exceptions or waivers to this policy must be approved by the Board of Directors.

GIFTS AND ENTERTAINMENT

All decisions regarding the purchasing of materials, supplies and services must be made on the basis of competitive price, quality and performance in a way that preserves Hypercom's integrity. Giving or accepting anything of value is inappropriate if it could be reasonably interpreted as an effort to influence a business relationship or decision. The difference between a gift and a bribe is a question of intent. It is impermissible to accept or request any form of kickback or bribe. A bribe or a kickback includes any item or favor provided for the purpose of improperly obtaining favorable treatment or seeking a competitive advantage. Such efforts should never be used to accomplish indirectly what Hypercom could not properly or legally do directly.

In certain situations or on certain occasions, small gifts of nominal value may be presented to customers or potential customers, such as specialty advertising items bearing the corporate logo, tickets to local sports, civic or cultural events and/or restaurant meals or refreshments.

Standards governing the acceptance of gifts from suppliers or their agents mirror those relating to the giving of gifts to our customers and/or potential customers, in that acceptance of a significant gift could be construed as improperly influencing the selection of a vendor or the awarding of a contract. Gifts may be accepted on an infrequent or occasional basis, such as during the holiday season, as a reasonable business courtesy. You should discuss with your supervisor or our General Counsel, any gifts that exceed $250 in value. Routine entertainment by suppliers that is business related --such as business meals, sports outings or cultural events --is acceptable.

Ultimately, each employee must exercise good business judgment in deciding which situations are unacceptable. If there is ever any doubt as to the acceptability of any gift or entertainment activity, consult with your supervisor or our General Counsel.

CONFIDENTIALITY

All employees should maintain the confidentiality of information entrusted to them by the company or its customers, suppliers, competitors and employees, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed.

PROTECTION AND USE OF CORPORATE ASSETS

All employees are responsible for ensuring that appropriate measures are taken to properly protect Hypercom's corporate assets. Employees are expected to assist in the protection of all confidential and proprietary information, including technical, financial, marketing and other business information, which, if made available to Hypercom's competitors or the public, would be advantageous to such competitors and detrimental to Hypercom. Protection of such information is critical to our ability to grow and compete. Hypercom's computer systems, electronic mail (e-mail), voice mail and Internet access are employer-provided technologies and company property. The use of Hypercom's computer systems, e-mail, voice mail and Internet access are primarily for matters of concern to Hypercom's operations, and not for communications of a personal nature. Such non-business related use should be on an infrequent basis. Employees may not use these assets to display, transmit or store inappropriate materials at any time.

ANTITRUST

The free enterprise system rests on the proposition that free and open competition is the best way to ensure an adequate supply of goods and services at reasonable prices. The antitrust laws of the U.S. are intended to protect and promote vigorous and fair competition. All Hypercom employees should adhere to applicable antitrust laws. Violation of these laws could give rise to civil or criminal prosecution.

All employees must obtain advice from the Company's General Counsel before engaging in any conduct or practice that may involve antitrust laws.

The following agreements, arrangements or understandings with competitors, whether oral or in writing, should always be avoided:

         -        Agreements to fix prices or boycott specified suppliers.

         -        Agreements to allocate products, territories or markets.

         - Agreements to exchange competitively sensitive information, especially prices.

         -        Agreements that limit the production or sale of our products.

Contacts with competitors are sensitive and risky, since courts can infer an agreement or collusion from such contacts when they are followed by common action or behavior. In all contacts with competitors, employees must avoid discussing prices, terms and conditions of sale, costs, inventories, competition, marketing plans or studies, production plans and capabilities, and any other proprietary or confidential information.

If any competitor initiates a discussion involving the subjects above, an employee should immediately excuse himself/herself from the conversation and immediately report the matter to the General Counsel.

The foregoing does not, of course, apply to disclosure of information in connection with acquisition transactions, or to related non-compete provisions.

INSIDER TRADING

It is illegal to buy or sell securities (either personally or on behalf of others) on the basis of material, nonpublic information. It also is illegal to communicate (i.e., to "tip") material, nonpublic information to others so that they may buy or sell securities on the basis of that information. All Hypercom employees who know material, nonpublic information about Hypercom or any other company are prohibited from trading (directly or indirectly), or tipping others to trade in the securities of that company. Material, nonpublic information is factual information that a reasonable investor would want to know before making an investment decision. Examples of material, nonpublic information may include:

         -        Quarterly or annual financial results

         -        Financial forecasts

         -        Significant financial developments

         -        Possible mergers, acquisitions, joint ventures or divestitures

         -        Information about important contracts

         -        Significant new developments

These prohibitions continue for as long as the information you know remains material and nonpublic. Anyone who gives such nonpublic information to others may be subject to disciplinary action and possible civil or criminal prosecution. Guidance on questions about specific transactions should be obtained from Hypercom's General Counsel in advance of the transaction. In addition, Hypercom maintains a detailed insider trading policy that must be complied with by all employees.

ADVERTISING, MARKETING AND PROMOTION

It is Hypercom's policy to be truthful, fair and honest in the advertising, marketing, and promotion of its products. All advertising and promotion of Hypercom products should be consistent with standards in the industry.

FINANCIAL INTEGRITY

Hypercom's books, records and accounts are to be maintained in a manner that accurately reflects all financial transactions in conformity with generally accepted accounting principles. An employee shall not:

         - Improperly accelerate or defer expenses or revenues to achieve financial results or goals.

         - Maintain any undisclosed or unrecorded funds or "off the book" assets.

         - Establish or maintain improper, misleading, incomplete or fraudulent accounting documentation or financial reporting.

         - Make any payment for purposes other than those described in the documents supporting the payment.

         -        Sign any documents believed to be inaccurate or untruthful.

ACCOUNTING CONCERNS

Employees are requested to talk to their supervisor, the General Counsel, or anonymously to MySafeWorkplace at 1-800-461-9330 or online at www.MySafeWorkplace.com, regarding any concerns that they have pertaining to the Company's accounting, internal controls or audit practices. It is our policy not to allow retaliation for reports of misconduct or potential misconduct by others made in good faith by employees. And, to the extent reasonably possible, the reporting of potential issues will be kept confidential.

RECORD RETENTION

Hypercom maintains a detailed Record Retention Policy. Any employee that becomes aware of any investigation, litigation, administrative proceeding or other governmental or regulatory proceeding must immediately consult with the General Counsel regarding any records relating to that matter. If necessary, the General Counsel will consult with Hypercom's outside legal counsel regarding the appropriate steps that should be taken in regard to records relating to any such proceeding. Federal and state law provides for imprisonment and severe penalties for any person who alters, mutilates, conceals or destroys a record or an object with intent to impair the availability of such item or influence the investigation of a governmental department or agency, or that is the subject of litigation.

RELATIONS WITH EMPLOYEES

Hypercom recognizes that its continued success depends on the development and fair treatment of all of its employees. Hypercom is committed to providing equal opportunity for employment and advancement at every level of employment on the basis of ability and aptitude, without regard to race, sex, age, religion, national origin, disability, or any other classification protected by federal, state and local laws and ordinances. Similarly, Hypercom is committed to maintaining a workplace that is free from harassment by a co-worker, supervisor, vendor or customer.

If you feel you are being discriminated or harassed, you should contact your supervisor, a Human Resources manager or any other member of management you feel comfortable discussing the matter with. In addition, employees can report such conduct to the General Counsel or anonymously to MySafeWorkplace at 1-800-461-9330 or online at www.MySafeWorkplace.com. Employees will not be disciplined or otherwise retaliated against as a result of reporting such conduct.

ALCOHOL AND DRUGS IN THE WORKPLACE

Hypercom has a responsibility to all of its employees to provide a safe workplace, including a drug and alcohol-free workplace. Hypercom reinforces its commitment by prohibiting employees from using, possessing, distributing or being under the influence of illegal drugs or alcohol at any time while on company premises or performing company business at any location.

WORKPLACE HEALTH, SAFETY AND ENVIRONMENT

Hypercom is committed to the safety and health of its employees. Providing and maintaining a safe work environment and instituting and following work practices to safeguard employees must be a primary consideration for all of us. Reviewing all of our businesses and identifying where we can act to improve safety awareness is an ongoing task to which the entire corporation and each employee should be dedicated. There is no job so important that we cannot take the time to complete it safely. Safe work practices also include exercising good judgment with regard to the environmental aspects of our business. Additionally, discharge and disposition of hazardous materials should be performed only in a manner that complies with environmental protection laws.

WAIVERS OF THE CODE OF ETHICS

Any waiver of this Code of Ethics for executive officers or directors may be made only by the Board of Directors or a Board committee and will be promptly disclosed as required by law or stock exchange regulation.

                          CODE OF ETHICS CERTIFICATION

I hereby certify to Hypercom Corporation that:

         1. I have read and understand the Company's Code of Ethics dated June 23, 2003 (the "Code of Ethics"). I understand that the Company's General Counsel is available to answer to any questions I have regarding the Code of Ethics.

         2. I agree that I will comply with the Code of Ethics for as long as I am subject to it.

Print name: _________________________________

Signature: __________________________________

Date: ______________________________________

Location: ___________________________________